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                                    EXHIBIT 1
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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 31, 1996 by and among Crown NorthCorp, Inc., a Delaware corporation ("Crown"), CNC/DUS Newco, Inc., a Delaware corporation ("Newco") and National City Corporation, a Delaware corporation ("NCC").

                             BACKGROUND INFORMATION

         A. Crown owns all of the issued and outstanding capital stock of Newco.

         B. NCC currently owns all of the issued and outstanding common stock (the "Shares") of Merchants Mortgage Corporation, an Indiana corporation ("Merchants").

         C. The parties hereto want Newco to acquire the Shares on the terms and conditions set forth in this Agreement (the "Transaction"). In exchange for the Shares, NCC will receive cash and stock as described in this Agreement.

         D. Crown, as the sole stockholder of Newco and the directors of Newco have approved the Transaction pursuant and subject to this Agreement.

         THEREFORE, the parties agree as follows:

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

         Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

         "Affiliate": when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "Annual Gross Servicing Revenue": as described in Section 2.03(d).

         "Bank Regulatory Authority": a Regulatory Authority having jurisdiction over NCC by reason of its status as a bank holding company.

         "Burdensome Condition": any action taken, or credibly threatened, by any Regulatory Authority or other Person to investigate or challenge the legality of the Transaction under any
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Federal or state law or that would otherwise deprive any party of any material benefit under this Agreement, which action may include (i) the pendency of a governmental investigation (formal or informal), (ii) the institution of litigation or the threat thereof, (iii) an order by a Regulatory Authority of competent jurisdiction preventing consummation of the Transaction or placing any material conditions or limitations upon such consummation or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information that is unreasonably burdensome in the reasonable judgment of the applicable person.

         "Closing": the closing of the Transaction set forth in Article II of the Agreement.

         "Closing Date": the date on which the Closing shall occur.

         "Contract" means any unexpired agreement, license, lease for real property or personal property, permit, arrangement, commitment, understanding or contract, whether written or oral, expressed or implied, contingent, fixed or otherwise.

         "Custodian": State Street Bank and Trust Company, a Massachusetts banking corporation.

         "DUS": FNMA's Delegated Underwriting and Servicing mortgage purchase product line, as described in the DUS Guide.

         "DUS Contract": the Delegated Underwriting and Servicing Addendum to Mortgage Selling and Servicing Contract entered into between FNMA and Merchants effective as of March 1, 1994, which is an amendment and restatement of a Delegated Underwriting and Servicing Addendum dated May 25, 1988.

         "DUS Guide": FNMA's Delegated Underwriting and Servicing Guide, as amended from time to time.

         "DUS Loss Sharing Agreement": the Delegated Underwriting and Servicing Master Loss Sharing Agreement between FNMA and Merchants effective as of March 2, 1994 (executed by FNMA as of March 1, 1994 but effective one day thereafter), which is an amendment and restatement of various prior DUS Loss Sharing Agreements.

         "DUS Reserve Agreement": the Delegated Underwriting and Servicing Reserve Agreement among FNMA, Merchants and the Custodian effective as of March 1, 1994, which is an amendment and restatement of a prior DUS Reserve Agreement of unknown date.

         "ERISA": the Employment Retirement Income Security Act of 1974, as amended.

         "FNMA": the Federal National Mortgage Association, a Regulatory Authority.


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         "FRB": the Federal Reserve Board, a Regulatory Authority.

         "GAAP": generally accepted accounting principles.

         "GNMA": the Government National Mortgage Association, a Regulatory Authority.

         "HUD": the Department of Housing and Urban Development, a Regulatory Authority.

         "IRC": the Internal Revenue Code of 1986, as amended.

         "Loan Servicing Portfolio": as itemized on Schedule 2.03 and serviced by Merchants.

         "Material Contract": is one potentially representing at least 5% or more of annual revenues, excluding payoffs in the Loan Servicing Portfolio or fluctuations of escrows in the normal course of business. Any reference to any fact, event, change or effect being "material" with respect to any party shall mean a fact, event, change or effect that is or, insofar as can reasonably be foreseen, will be material to the business, properties, assets, liabilities, financial condition or results of operations of such party taken as a whole.

         "Net Residential Loans": as described in Section 4.02(d).

         "Person": shall mean any individual, firm, corporation, partnership, trust, joint venture, Regulatory Authority or other entity, and shall include such successors or assigns of such entity as are permitted pursuant to the terms of this Agreement.

         "Purchase Price": the sum in Section 2.03 hereof.

         "Regulatory Approval": any approval of, or declaration, notice or filing with (in cases where there is not specific approval to be obtained and such declaration, notice or filing is all that is required), any Regulatory Authority.

         "Regulatory Authority": any administrative agency, commission or other governmental or quasi-governmental agency or instrumentality of competent jurisdiction.

         "Series B Preferred Stock": as described in Section 2.03(b).

         "Series C Convertible Preferred Stock": as described in Section
2.03(c).

         Section 1.02 Other Defined Terms. Unless otherwise defined in the Agreement, all capitalized terms not specifically defined in Section 1.01 above shall have the meanings ascribed to them in the DUS Contract.


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                                   ARTICLE II

                    PURCHASE, SALE AND EXCHANGE OF THE SHARES

         Section 2.01 Purchase and Sale of the Shares. At the Closing, NCC shall sell to Newco and Newco shall purchase from NCC the Shares in exchange for (i) $11,048,898 cash, (ii) the Series B Preferred Stock and (iii) the Series C Convertible Preferred Stock (collectively, the "Purchase Price"), subject to adjustments as set forth in Section 2.03(d) and payable as set forth in Section
2.04 hereof.

         Section 2.02 Closing Date. The Closing Date shall be December 31, 1996 or such other date established by the parties in accordance with Section 7.09 hereof following the satisfaction or waiver of the last of the conditions set forth in Article III to be met to the satisfaction of, or waived by, each party. The Closing shall occur in the manner agreed to by the parties.

         Section 2.03 Purchase Price; Adjustments. In consideration of the Transaction, Crown and Newco shall pay to NCC the Purchase Price, subject to adjustment as set forth in subparagraph (d) below, as follows:

         (a) Cash at Closing. $11,048,898

         (b) Issuance of Series B Preferred Stock. Crown shall issue NCC 2,000 shares of Crown's Series B preferred stock, which shall have the certain rights and preferences set forth in Exhibit A attached hereto and incorporated herein by reference. In conjunction with the issuance of the Series B Preferred Stock, a cash collateral account assignment shall be issued at Closing to NCC in the form appearing on Exhibit A-1 attached hereto and incorporated by reference herein. With respect to an "Offering," as defined in Exhibit A, to the extent and in the manner permitted by applicable securities laws, Crown will keep the holders of the Series B Preferred Stock apprised of the status and anticipated closing date of an Offering. Further, for so long as any of the Series B Preferred Stock remains outstanding, without having obtained the prior written consent of the holders of two-thirds of the outstanding shares of the Series B Preferred Stock, Crown will not redeem any common or preferred stock of Crown, in whole or in part, except for redemptions of up to 300 shares of Crown's common stock (adjusted, as necessary, for any stock dividends, subdivisions, combinations, capital reorganizations or reclassifications) held by a particular holder. Crown agrees not to issue any additional shares of Series B Preferred Stock without the prior written consent of the holders of two-thirds of the outstanding shares of the Series B Preferred Stock.

         (c) Issuance of Series C Convertible Preferred Stock. Crown shall issue NCC 500 shares of Crown's Series C Convertible Preferred Stock, which shall have the certain rights and preferences set forth in Exhibit B attached hereto and incorporated herein by reference. Crown agrees not to issue any additional shares of Series C Convertible Preferred Stock


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without the prior written consent of the holders of two-thirds of the outstanding shares of the Series C Convertible Preferred Stock

         (d) Adjustments. (i) The Purchase Price shall be adjusted by the written agreement of the parties hereto to reflect loans in the Loan Servicing Portfolio which are paid in full prior to the Closing as provided in subparagraph (ii) below. The Purchase Price shall not be adjusted by reason of NCC retaining the Net Residential Loans as provided in Section 4.02(d) hereof.

         (ii) Appearing on Schedule 2.03 is the Annual Gross Servicing Revenue attributable to each loan in the Loan Servicing Portfolio. In making the adjustment contemplated by Section 2.03(d)(i), the cash at Closing (as provided in Section 2.03(a)) shall be reduced by the product of 3.12 times the aggregate Annual Gross Servicing Revenue attributable to the loans paid in full prior to Closing.

         Section 2.04 Payment of Purchase Price. Crown shall make or cause Newco to make the payments and stock issuances provided in Section 2.03. All cash payments shall be in immediately available funds by wire transfer to the account of NCC.

         Section 2.05 Deliveries at the Closing. The following deliveries required under this Agreement shall be made concurrently at the Closing:

         (a) Crown and Newco to NCC. The cash portion of the Purchase Price in the manner set forth in Sections 2.03 and 2.04 hereof.

         (b) Crown to NCC. Stock certificates for the Series B Preferred Stock and for the Series C Convertible Preferred Stock.

         (c) NCC to Newco. Stock certificates for the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank with signatures guaranteed and any other documents required to transfer title to the Shares to Newco, free and clear of all liens, restrictions, encumbrances, charges, adverse interests and claims other than those on sale or distribution imposed by compliance with applicable securities law.

         Section 2.06 Partial Repayment of Purchase Price. Notwithstanding any other provisions of this Article II, NCC agrees to repay to Newco that portion of the Purchase Price attributable to loans in the Loan Servicing Portfolio for which payment in full is received on or before the forty-fifth day following the Closing Date. Upon receipt of a loan repayment described in the preceding sentence, Newco shall present NCC with a statement of the partial repayment of the Purchase Price due computed by multiplying by 3.12 the Annual Gross Servicing Revenue of loans repaid in the manner described in this Section 2.06 and subtracting from that product prepayment or other fees received by Newco in conjunction with the repayment. Statements shall be payable by NCC within thirty days after receipt. Any balances unpaid after thirty days shall accrue interest at the rate of 18% per annum from such thirtieth


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day.


                                   ARTICLE III

                              CONDITIONS TO CLOSING

         Section 3.01 Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions to be performed by it under this Agreement is subject to the satisfaction or waiver, as of the Closing Date, of the following conditions:

         (a) Performance. Each other party shall have performed or complied with in all material respects their respective covenants and agreements contained herein.

         (b) Representation. Each representation and warranty made by each other party in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date.

         (c) Legality. No change shall have occurred in any law, rule or regulation that would prohibit consummation of the Transaction.

         (d) Litigation; Burdensome Condition. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the consummation of the Transaction or to impose a Burdensome Condition. No action, suit or proceeding before any court or any Regulatory Authority shall have been commenced, and no action, suit or proceeding by any Regulatory Authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, seeking to restrain, prevent or materially change the Transaction or questioning the validity or legality of the Transaction or seeking damages in connection with the consummation of the Transaction.

         (e) Proceedings Satisfactory. All corporate and legal proceedings required to be taken in connection with the consummation of the Transaction and all documents and papers relating to the consummation of the Transaction shall be reasonably satisfactory in form and substance to each party and its counsel.

         (f) Closing Documents. Each party shall have received any and all certificates or other closing documents required under this Agreement or reasonably requested by such party and such documents shall be reasonably satisfactory to the parties.

         (g) Regulatory Approvals. All Regulatory Approvals necessary for the consummation of the Transaction shall have been obtained or made and all waiting periods imposed by any Regulatory Authority or law shall have expired. Without limiting the generality of the preceding sentence, Regulatory Approvals shall include:


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         (i) FNMA. Newco receiving evidence satisfactory to Newco, in its sole discretion, that FNMA has granted DUS loan origination and servicing rights to Newco as of the Closing Date on terms acceptable to Newco. Newco anticipates that such satisfactory evidence may include but not be limited to (A) an addendum or amendment to the DUS Contract mutually satisfactory to FNMA and Newco, (B) FNMA's written consent to the assignment to Newco of any and all right, title and interest that Merchants has or may have in and to the DUS Loss Sharing Agreement, (C) FNMA's written consent to the assignment to Newco of any and all right, title and interest that either Merchants or NCC has or may have in and to the DUS Reserve Agreement, including but not limited to rights to "Collateral," as that term is defined in the DUS Reserve Agreement and (D) a certification from the Custodian acknowledging the matters set forth in the preceding clause (C) and stating that it is now the Collateral for the benefit of Newco and FNMA subject to the terms of the DUS Reserve Agreement.

         (ii) HUD. Newco receiving evidence satisfactory to Newco, in its sole discretion, that HUD has approved the transfer to Newco as of the Closing Date of any and all loan origination and servicing rights granted by HUD to Merchants.

         (iii) Bank Regulatory Authority. NCC receiving evidence satisfactory to NCC, in its sole discretion, that it has received all Regulatory Approvals from Bank Regulatory Authorities authorizing NCC to enter into the Transaction.

         (iv) FNMA Conditional Approval. Without limiting the generality of
Section 3.01(i), Crown and Newco satisfying, prior to Closing, all of the conditions set forth in a letter from FNMA to Crown dated October 17, 1996 conditionally approving both the Transaction and a separate transaction.

         (h) Receipt of Regulatory Approvals. Promptly upon receipt of any Regulatory Approval, Crown and Newco on the one hand and NCC on the other shall
(i) advise the other party of the receipt of a Regulatory Approval and (ii) cooperate with the other party to confirm with the applicable Regulatory Authority, to the satisfaction of such other party, that a Regulatory Approval applicable to one party (Crown and Newco being considered one party for such purpose) imposes no ongoing liability or responsibility on the other party and/or removes any such ongoing liability or responsibility, including, but not limited to, termination of the $2,500,000 letter of credit issued by NBD Bank, N.A. at the request of Merchants in favor of FNMA.

         Section 3.02 Conditions to Newco's Obligations. Newco's obligation to consummate the Transaction is subject to the satisfaction (or waiver by Newco) on or prior to the Closing Date of the following additional conditions:

         (a) NCC Secretarial Certificates. Newco shall have received reasonably satisfactory secretarial certificates evidencing the authority of the appropriate NCC officer to execute and deliver this Agreement and any other agreements referenced herein to which NCC is a


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signatory and the consummation of the Transaction.

         (b) Certificates of Good Standing. Newco shall have received certificates of the Secretary of State of Indiana, dated a recent date, certifying as to the legal existence and good standing of Merchants as well as similar certificates from those foreign jurisdictions in which Merchants is qualified to transact business as set forth on Schedule 4.02.

         (c) Opinion of Counsel. Newco shall have received an opinion of in-house counsel for NCC in form and substance reasonably satisfactory to counsel for Newco.

         (d) No Material Adverse Change. There shall have occurred no material adverse change (whether or not covered by insurance) in the business, operations or financial condition of Merchants since March 31, 1996. Without limiting the generality of the foregoing, as of the Closing Date, Merchants' Total Shareholders' Equity (reflected on the Financial Statements, as hereinafter defined) must equal $9,948,000.

         (e) Tax Treatment. NCC, Crown and Newco shall have executed documents satisfactory to Newco electing to treat the Transaction in accordance with
Section 338(h)(10) of the IRC (the "Section 338(h)(10) Election").

         (f) Resignations. Changes in Business Records. Newco shall have received the resignations of all of the officers and directors of Merchants (or the Board of Directors of Merchants shall have removed such officers and directors) as well as evidence satisfactory to Newco that all of Merchants' files, systems and similar business records have been changed to reflect the custody and control of Newco of those items. At the Closing, NCC will cause Merchants to transfer the funds in its bank accounts to an account(s) designated by Newco.

         Section 3.03 Conditions to Obligations of NCC. The obligations of NCC to consummate the Transaction is subject to the satisfaction (or waiver by NCC) on or prior to the Closing Date of the following additional conditions:

         (a) Resolutions. NCC shall have received certified copies of resolutions of the Board of Directors and stockholder of Newco and the Board of Directors of Crown authorizing the execution, delivery and performance of this Agreement and any other agreements referenced herein to which Newco or Crown, respectively, is a signatory and the consummation of the Transaction.

         (b) Opinion of Counsel. NCC shall have received an opinion of in-house counsel for Crown and Newco in form and substance reasonably satisfactory to counsel for NCC.


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                                   ARTICLE IV


                         REPRESENTATIONS AND WARRANTIES

         Section 4.01 Representations and Warranties of NCC with respect to the NCC. NCC hereby makes each of the following representations and warranties to Crown and Newco:

         (a) Title to Stock. At the Closing, NCC shall be the lawful owner of the Shares, free and clear of all liens, restrictions, encumbrances, charges, adverse interests and claims, other than those on sale or distribution imposed by compliance with applicable securities law, with full power, right, and authority to sell the Shares pursuant to this Agreement. The number of shares is 350; the Shares are evidenced by Certificate Nos. 1 and 2.

         (b) Authority of NCC. This Agreement has been authorized and duly executed and delivered by NCC and this Agreement constitutes the legal, valid and binding obligation of NCC enforceable in accordance with its terms, except insofar as enforceability is limited by applicable bankruptcy, creditor, insolvency or other laws of similar effect and by general principles of equity. The execution, delivery and performance of this Agreement by NCC will not violate or conflict with any provision of any charter document, by-law, contract or agreement to which NCC is subject. NCC is not a party to, or subject to, or bound by, any litigation, judgment, injunction, order or decree of any court or governmental authority, or any arbitration award which would restrict the performance by NCC of this Agreement or such other documents or instruments to be executed or delivered by NCC in connection herewith which, in any such case, would have a material adverse effect upon the transactions contemplated hereunder.

         (c) Transactions or Arrangements. Except as set forth on Schedule 4.01 and the agreements and transactions entered into in connection with this Agreement, NCC is not presently, directly or indirectly, a party to any transaction with Merchants, currently in effect or which will be in effect after the Closing, including without limitation: (i) any Contract, agreement, understanding, commitment or other arrangement providing for the furnishing of goods or services to Merchants by rental of real or personal property from or otherwise requiring payments to NCC or any Affiliate of NCC or to any third party for the benefit of NCC or any Affiliate of NCC; (ii) any Contract for the disposition by sale, lease or otherwise of any loan or for the servicing or subservicing of any loans or for the performance of mortgage servicing under any pooling and servicing agreement (iii) any Contract, agreement, understanding, commitment or other arrangement relating to the employment of any Person by or on behalf of Merchants, or any bonus, deferred compensation, collective bargaining, termination, severance, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan maintained by either NCC or Merchants for the benefit of Merchants or any Affiliate of Merchants; and (iv) any loans, advances, warehousing agreements or repurchase agreements to or from Merchants.



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        Section 4.02 Representations and Warranties of NCC with respect to
Merchants. NCC hereby makes each of the following representations and warranties to Crown and Newco:

         (a) Organization and Qualification. (i) Merchants is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Indiana, and possesses corporate power and authority to own, lease and operate its properties and conduct its business as it is now being conducted;
(ii) Merchants is duly qualified as a foreign corporation to transact business in the jurisdictions listed on Schedule 4.02 (which constitute all of the jurisdictions in which its ownership or leasing of properties or the conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on Merchants) and is in good standing in such jurisdictions; (iii) Merchants has no subsidiaries and does not own any capital stock (except for shares of FNMA stock) or other interest in any other corporation or entity; (iv) true, complete and correct copies of the Articles of Incorporation and Bylaws of Merchants have been previously delivered to Crown; and (v) the minute books and stock record books of Merchants containing minutes of director and stockholder meetings and stock transfer and ownership records, respectively, are complete and correct in all material respects.

         (b) Authorized Capital Stock. The total authorized, issued and outstanding shares of capital stock of Merchants is as set forth on Schedule
4.02. The Shares are duly authorized and are fully paid and non assessable. No warrants, options or other rights exist for the issue or purchase of the capital stock or other securities of Merchants, and there are not any securities convertible into or exchangeable for the capital stock or other securities of Merchants, or any plans, contracts or commitments providing for the issuance of or granting of rights to acquire, any capital stock of Merchants or securities convertible into or exchangeable for the capital stock of Merchants. Merchants is not a party to any agreement or commitment requiring it to repurchase, reacquire or redeem any of the Shares.

         (c) Financial Statements; Absence of Undisclosed Liabilities. The financial statements of Merchants as of and for the years ended December 31, 1993, 1994 and 1995 and for the three (3) months ended March 31,1996 (collectively the "Financial Statements"), which Financial Statements have been delivered to Newco, have been prepared in accordance with GAAP and present fairly the financial position and the results of operations of Merchants at the indicated dates and for the indicated periods and have been prepared in a manner consistent with past practices of Merchants. As of the Closing Date, Merchants' Total Shareholders' Equity, as reflected on the Financial Statements, will equal $9,948,000. Without limiting the generality of the foregoing, except for losses which may arise under the DUS Loss Sharing Agreement or the co-insurance program with HUD, Merchants has no material indebtedness, liability, claim, loss (whether caused by a borrower default or otherwise), damage, deficiency or obligation, liquidated or unliquidated, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, which is not reflected in the Financial Statements.


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         (d) Absence of Change of Events. Since March 31, 1996, Merchants has
carried on its business in the ordinary course consistent with past practice. Since March 31, 1996, there has not been with respect to Merchants: (i) any material adverse change in financial condition, results of operations, business or earnings other than the Transaction; (ii) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting business, operations or financial condition; (iii) any change or increase in the rate or terms of any compensation or benefits receivable by any employee except in accordance with established payroll administration guidelines consistent with past practice; (iv) any entry into, or modification, amendment, renewal, extension or termination of, a Material Contract or commitment; (v) any violation of any laws, ordinances, orders, injunctions or decrees that would materially and adversely effect business, operations or financial condition;
(vi) any failure to collect accounts receivable or to pay accounts payable in a manner other than consistent with past practices; (vii) any creation or assumption of a mortgage, pledge or other lien or encumbrance upon any of the real or personal property owned or leased which is being transferred to Crown or Newco hereunder; (viii) any sale, assignment, lease, transfer or other disposition of any real or personal property owned or leased except as otherwise disclosed to Crown or Newco; (ix) any material change in accounting or bookkeeping methods, principles or practices; (x) any borrowing of money, including any increase or extension of purchase money credit, or any material increase in the liabilities from those reflected in the Financial Statements;
(xi) any dividend, distribution, declaration or payment in redemption, repurchase or otherwise with respect to the Shares, except for such dividends or distributions that may be necessary in order to achieve Total Shareholder's Equity of $9,948,000; (xii) any issuance of any equity or debt security; (xiii) any gift or charitable donation; and (xiv) any cancellation of any debts owed to Merchants or claims held by Merchants. Notwithstanding the foregoing, the parties hereto understand and agree that, at or prior to Closing, NCC shall withdraw from Merchants and retain for its or an Affiliate's own account Net Residential Loans as itemized and described on Schedule 4.02.

         (e) Contractual Obligations. Except as set forth on Schedule 4.02 or pursuant to or in connection with this Agreement, Merchants is not bound by or subject to any Contract including but not limited to: (i) Contracts for the purchase or sale of any fixed or capital assets, or continuing Contracts for the purchase of any materials, supplies equipment or services, or Contracts for the sale of any service; (ii) collective bargaining agreements, employment contracts, management or consulting agreements or any other Contracts with employees, agents, distributors, representatives, consultants; (iii) Contracts with any Affiliate or with NCC; (iv) Contracts to make any gift or charitable donation; (v) Contracts with any Person to sell Shares or to effect any merger, consolidation or other reorganization, or to enter into any future agreement with respect to such transactions; (vi) Contracts for the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others; (vii) Contracts for leasing personal property; (viii) Contracts containing covenants not to compete, which otherwise restrict any type of business or which restrict the use or dissemination of information or the hiring of employees; (ix) Contracts for the purchase


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or sale of any loan or loan servicing; (x) Contracts or agreements with underwriters, agents, brokers or sales representatives; or (xi) powers of attorney or similar authorizations granted to any person.

         (f) Legal Proceedings. Merchants is not (i) subject to any pending or, to the best of its knowledge, threatened lawsuits, administrative proceedings or governmental investigations, (ii) in default or violation of any judgment or order of any court or administrative agency or (iii) aware, to the best of its knowledge, of any event which could reasonably give rise to a claim not covered by insurance policies in full force and effect.

         (g) Licenses; Compliance with Law. Schedule 4.02 sets forth, as of the date of this Agreement, the licenses, permits, approvals and other authorizations issued by any governmental body or agency and required for the operation of Merchants. Merchants owns or possesses all licenses, accreditations, permits, approvals and other authorizations necessary to carry on its business, all of which are in full force and effect, including but not limited to a license from FNMA. Merchants has received no notice that any such license, accreditation, permit, approval or other authorization will not be renewed, or will be revoked or withdrawn. Merchants is in material compliance with all rules, laws and regulations related to the operation of its business.

         (h) Agreements in Full Force and Effect. Merchants: (i) has performed all material obligations required to be performed under all Contracts to which it is a party or is bound, (ii) is and has at all times been in compliance in all material respects with all representations, warranties and covenants contained in the DUS Contract, the DUS Loss Sharing Agreement and the DUS Reserve Agreement and (iii) is aware of no notice or claim of default with respect to any Contract to which it is a party or is bound which would have a material adverse effect thereon. The Contracts set forth on Schedule 4.02 are and remain in full force and effect, to the best of its knowledge.

         (i) ERISA. Merchants has no employees and does not maintain, administer or participate in any pension benefit or welfare benefit plans of any kind or nature, except that it is a participating employer in various NCC pension and welfare benefit plans as defined in Sections 3(2) and 3(1) of ERISA, respectively, maintained by NCC (the "NCC Plans"). Merchants' affiliation with the NCC Plans will be terminated at or prior to Closing and NCC shall deliver to Newco at or prior to Closing reasonably satisfactory certifications evidencing
(A) that such termination has occurred, (B) that, to the best of NCC's knowledge, the NCC Plans are in material compliance with applicable provisions of ERISA, including but not limited to the full payment when due of all amounts required to be made as contributions to the NCC Plans and (C) that Merchants has no financial or reporting liabilities with respect to the NCC Plans.

         (j) Required Consents. Except for the Regulatory Approvals described in
Section 3.01(g)(iii) hereof, NCC is not required to obtain the consent, approval, authorization, declaration, filing or registration of any party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, which consent, approval, authorization, declaration, filing or registration if not obtained or made would materially impair the ability to consummate the Transaction, other than written notifications to FNMA, HUD, the Government National Mortgage Association and the Indiana Housing Authority informing them of this Transaction.

         (k) Taxes. NCC has filed or caused to be filed on behalf of Merchants all tax returns, reports and information returns (all hereinafter referred to as "returns") required to be filed by it on or before the date hereof by any taxing jurisdiction to which it is or has been subject. Merchants has timely paid (or NCC has paid on its behalf) or has set up an adequate reserve on the books of Merchants for the payment of all taxes required to be paid in respect of the periods covered by such returns and has set up an adequate reserve on the books of Merchants for the payment of all Taxes with respect to Merchants to be payable in respect of periods through the Closing Date. Merchants is not delinquent in the payment of any Tax, assessment or governmental charge. As of the date hereof, no deficiencies for any Taxes have been proposed, asserted or assessed against Merchants, no requests for waivers of the time to assess any such Tax are pending, and no audits of Merchants tax returns are currently in progress.

         For the purposes of this subsection (k), "Taxes" shall mean all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, including without limitation, income, excise, property, sales, transfer, payroll, franchise and withholding taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

         (l) Title to Properties. Merchants has, or will have at Closing, good and marketable title to all of its properties and assets (real and personal, tangible and intangible) necessary to the conduct of its business and reflected in the Financial Statements, which title is or will be free of any encumbrance, lien, charge or other restriction of any kind or character.

         (m) Real Property; Leases. Merchants does not own any real property in whole or in part nor is it a party to any lease of real property, either as lessor or lessee.

         (n) Environmental Matters. Merchants (i) is and at all times has been in material compliance with any and all federal, state or local environmental laws, regulations and ordinances relating to the use, generation, storage, transportation, treatment or disposal of hazardous, toxic or polluting substances (ii) has obtained and complied in all material respects with any and all permits or approvals required with respect to environmental matters and
(iii) is not aware, to the best of its knowledge, of any claim, demand or notification that it is or may be responsible with respect to any environmental remediation.

         (o) Bank Accounts. Schedule 4.02 contains a list of all bank accounts or other relationships Merchants maintains at any financial institution. No Persons other than employees or agents of Merchants or NCC are authorized to transact business with respect to these relationships. Merchants has one (1) safety deposit box maintained at National City Bank of Indiana which it will close at or prior to Closing.

         (p) Servicing of Loan Servicing Portfolio. (i) Each loan in the Loan Servicing Portfolio and the servicing of such loan by Merchants complies, in all material respects, with the terms of the DUS Guide, including, without limitation, all applicable documents relating to such loan.

         (ii) The information provided by NCC or Merchants to Crown or Newco with respect to each loan in the Loan Servicing Portfolio is true and correct in all material respects, including without limitation, the following loan characteristics: loan number, aggregate unpaid principal amount, maturity date, interest rate, monthly principal and interest constant, monthly tax and insurance constant, escrow account balances, due date of next installment payment of principal and interest and the composition of any reserve accounts.

         (iii) To the best of its knowledge, no material breach of any representation of warranty exists with respect to any mortgage loan the ownership of which was transferred by Merchants to any Person.

         (iv) The selling and origination representations and warranties made by Merchants to investors under any sale or servicing agreements were true and correct in all material respects on the date made and such of those representations and warranties which, under the applicable sale or servicing agreement, are "continuing" representations and warranties required to be true on and after the date such representations and warranties were made continue to be true and correct in all material respects.

         (q) Advances. Except as set forth on Schedule 4.02, neither NCC nor Merchants has outstanding advanced funds with respect to any loan in the Loan Servicing Portfolio. Any advances that may be made prior to Closing shall be accounted for in the manner set forth in Section 6.07 hereof.

         (r) Access to Records. NCC and Merchants have provided Crown and Newco complete access to all books and records of Merchants and such books and records are complete, true and accurate in all material respects.

         Section 4.03 Representations and Warranties of Crown and Newco. Crown and Newco, jointly and severally, hereby make each of the following representations and warranties to NCC:

         (a) Authority of Crown and Newco. (i) Crown and Newco are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified and in good standing in each jurisdiction in which the nature of the business conducted by them or the properties owned, leased or operated by them requires such qualification.

         (ii) This Agreement has been authorized and duly executed and delivered by both Crown and Newco and this Agreement constitutes the legal, valid and binding obligation of both Crown and Newco enforceable in accordance with its terms, except insofar as enforceability is limited by applicable bankruptcy, creditor, insolvency or other laws of similar effect and by general principles of equity. The execution, delivery and performance of this Agreement by each of Crown and Newco will not violate or conflict with any provision of any charter document, by-law, contract or agreement to which either Crown or Newco is subject. Neither Crown nor Newco is a party to, or subject to, or bound by, any litigation, judgment, injunction, order or decree of any court or governmental authority, or any arbitration award which would restrict the performance by either Crown or Newco of this Agreement or such other documents or instruments to be executed or delivered by either Crown or Newco in connection herewith which, in any such case, would have a material adverse effect upon the transactions contemplated hereunder.

         (b) Required Consents. Except for the Regulatory Approvals described in
Section 3.01(g)(i), (ii) and (iv) hereof, neither Crown nor Newco is required to obtain the consent, approval, authorization, declaration, filing or registration of any party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, which consent, approval, authorization, declaration, filing or registration if not obtained or made would materially impair the ability to consummate the Transaction.

         (c) Preferred Stock. As of the Closing Date, the Series B Preferred Stock and the Series C Convertible Preferred Stock will be duly authorized and issued and, when issued, will be fully paid and non-assessable.

         (d) Payment of Purchase Price. Crown and Newco currently have, or have made arrangements to have, the cash necessary to pay the Purchase Price at Closing.

         (e) Investment Representation. Newco is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution of the Shares, or with any present intention of selling all or a part of the Shares.

                                    ARTICLE V

                            COVENANTS PENDING CLOSING

         Section 5.01 Covenants of NCC. From the date of this Agreement until Closing or termination of this Agreement in accordance with Section 7.09 hereof, NCC will cause Merchants to operate and conduct its business, properties and assets only in the ordinary course and, without limiting the generality of the foregoing, will cause Merchants to do the following:

         (a) No Material Change. Merchants will (i) carry on its business in the ordinary course and in accordance with past practice; (ii) will not change its structure or capitalization, except as contemplated in Section 4.02(d)(xi) hereof; (iii) not make or agree to make any distribution of cash or other assets except as provided in Section 4.02(d) hereof; (iv) not sell, pledge, lease, mortgage, encumber or otherwise dispose of any assets other than in the normal course of business for fair value; and (v) not enter into any contracts or commitments of any kind involving, in the aggregate, in excess of $25,000.

         (b) Servicing Transfer of Loan Servicing Portfolio. To facilitate Newco's servicing of the Loan Servicing Portfolio, at or prior to Closing, Merchants will deliver to Newco the data and reports itemized on Schedule 5.01 in the format specified therein.

         (c) Maintenance of Loan Servicing Portfolio. Except for loan servicing actions which arise in the ordinary course of business and consistent with past practice Merchants will not, without the written consent of Newco, take any action with respect to any loan in the Loan Servicing Portfolio set forth on
Schedule 2.03 which constitutes a material or significant action with respect to the loan including, but not limited to, enforcement of any collection remedies, other than collection letters that may need to be sent for loan payments not received within the applicable grace period, and agreement to any forbearance or compromise. Merchants will promptly disclose to Newco any material changes or defaults in the Loan Servicing Portfolio.

         (d) Investigation. Crown, Newco and their representatives, at all reasonable times and upon reasonable prior notice, shall have full access to all books, contracts and records of Merchants for the purpose of familiarizing themselves with the operation and conduct of the business.

         (e) No Solicitation. No action, directly or indirectly, will be taken to solicit indications of interest or offers for the sale of Merchants (whether by sale of stock, assets, merger or otherwise) to anyone other than Newco.

         (f) Preserve Accuracy of Representations. NCC and Merchants will refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate in any material respect at and as of the Closing Date, except for changes specified in, permitted or contemplated by, this Agreement. NCC and Merchants will disclose to Newco any changes in the information contained in the schedules and exhibits to this Agreement which may make any representation or warranty inaccurate in any material respect.

         Section 5.02 Covenants of Crown and Newco. Crown and Newco will refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate in any material respect at and as of the Closing Date, except for changes specified in, permitted or contemplated by, this Agreement.

         Section 5.03 Pursuit of Regulatory Approvals; Advice to Other Parties. Crown, Newco and NCC each agree to use their best efforts to promptly obtain all Regulatory Approvals as described in Section 3.01(g).

                                   ARTICLE VI

                                 OTHER COVENANTS

         Section 6.01 Taxes. (a) NCC and Newco agree that Merchants will be included in the consolidated federal income tax returns filed by NCC through the Closing Date and NCC shall be responsible for making all required payments associated with such return. Prior to Closing, Merchants will be required to pay NCC for all liabilities recorded as payable to NCC, including Taxes.

         (b) (i) NCC shall indemnify and hold Newco harmless against any and all Taxes, interest and penalties of the affiliated group of which NCC is the common parent (the "NCC Affiliated Group") or of Merchants for any taxable year or period ending on or before the Closing Date, and NCC shall be entitled to all refunds of such Taxes. Taxes attributable to the Section 338(h)(10) Election, Taxes attributable to intercompany transactions recognized or taken into account by reason of the Closing (including restoration of deferrals) under the provisions of Section 1502 of the IRC or the regulations thereunder by NCC, Merchants, or any other member of an affiliated group including Merchants, and properly includable in the consolidated return described in Section 6.01(a), or any prior consolidated return of any such group (and similar Taxes under state and local laws), and Taxes attributable to adjustments under Section 481 of the IRC (or any predecessor of the IRC or similar provisions of other tax laws) with respect to pre-Closing changes of accounting methods shall be treated as Taxes for a taxable year or period ending on or before the Closing Date.

         (ii) Newco and Crown shall indemnify and hold NCC harmless against any and all Taxes, interest and penalties of or due by Merchants or any affiliated group of which Merchants becomes a member after the Closing Date for any taxable year or period beginning on or after the Closing Date and Newco shall be entitled to all refunds of such Taxes.

         (iii) The tax liability of Merchants for the taxable year or period that begins before and ends after the Closing Date shall be apportioned between Newco and NCC, with Newco responsible for Taxes attributable to the post-Closing portion of such period and NCC responsible for Taxes attributable to the pre-Closing portion of such period. The determination of the Taxes attributable to each portion shall be made by assuming that Merchants had two taxable periods, with the pre-Closing portion representing the first such period and the post-Closing portion representing the second such period. Exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as noted in Internal Revenue Service regulations. If there is no reference in the regulations, then apportionment shall be on a daily basis. If necessary, the actual tax for such taxable year or period shall be apportioned between the two portions of such year or period in proportion to the ratio of Taxes that would result for such portions if such portions were separate taxable periods.

         (c)(i) Newco shall file or cause to be filed when due all returns in respect of Taxes of Merchants for taxable years or periods ending after the Closing Date and shall pay or cause to be paid the Taxes shown to be due on any such return. Upon notification and satisfactory documentation from Newco, NCC shall pay to Newco the Taxes to be paid with such return that NCC is liable for pursuant to Sections 6.01(a) and (b) of this Agreement. Newco shall be responsible for the audits of such returns and shall be entitled to receive, at least fifteen days in advance of any payment that it makes in connection with the settlement or other disposition of such proceeding, that part of any such payment for which NCC is liable under Section 6.01(b) hereof.

         (ii) NCC agrees that it shall be responsible for the preparation of all returns in respect of Taxes for Merchants for the taxable years or periods ending on or before the Closing Date. To the extent that any such return requires a tax payment, NCC shall deliver such return to Newco who will pay or cause to be paid the amount due with the return and file the return with the proper tax authority. Newco's responsibility for the payment of such Taxes shall be limited to amounts as to which NCC has set up an adequate reserve on the books of Merchants as provided for in Section 4.02(k). Newco also agrees that it will be responsible for payment of all other Taxes as to which NCC has set up an adequate reserve on the books of Merchants as provided for in Section 4.02(k). To the extent any taxes payable hereunder by Newco exceed such reserve, NCC shall reimburse Newco such excess amount (or such excess amount less any equity above the $9,948,000 that may result from adjustments) prior to the due date of such Taxes.

         (iii) Newco and NCC shall cooperate with each other in the conduct of any audit or other proceedings involving Merchants or any entity with which it is consolidated or combined for any tax purposes. Newco and NCC agree to keep each other fully informed of all matters relating to any audit or judicial or administrative proceeding, including without limitation any settlement negotiations. In the event of an audit or contest with taxing authorities relating to periods ending on or prior to the Closing Date, NCC and Newco shall be jointly responsible for conducting such audit or contest and all decisions regarding such audit or contest, including settlement or selection of a forum for contest, shall require the approval of both NCC and Newco. In the event of an audit or contest with taxing authorities relating to periods ending subsequent to the Closing Date, Newco shall be solely responsible for conducting such audit or contest and shall have the right to control and make all decisions regarding such audit or contest, including settlement or selection of a forum for contest, so long as Newco's control and decisions do not have a legally binding effect of increasing the tax liability of Merchants by an amount in excess of $100,000 for any taxable period ending on or prior to the Closing Date.

         (d) For the purposes of this Section 6.01, "Taxes" shall have the same meaning as in Section 4.02(k).

         Section 6.02 Section 338 Election. Newco agrees that it shall make an election under Section 338(g) of the IRC (and any comparable election under state or local tax law) with respect to Merchants, and Newco agrees that it shall make, and NCC agrees that it shall cause the common parent of the NCC affiliated group to join with Newco in making, the Section 338(h)(10) Election with respect to Merchants (and any comparable election under state or local tax law). Unless otherwise agreed by the parties in writing, the Section 338(h)(10) Election shall be made in the form attached hereto as Exhibit C and the "deemed sale price", as defined in Treasury Regulation 1.338(h)(10)-1(f) shall be allocated for purposes of the Section 338(h)(10) Election as further provided in Exhibit C. NCC, Crown and Newco each agree for federal, state and local income or franchise tax purposes to report the transactions contemplated by this Agreement, including the tax consequences of the Section 338(h)(10) Election and any reporting required under Section 1060 of the IRC, in a manner consistent with the information set forth in Exhibit C. The parties shall cooperate in the execution and timely filing of the Section 338(h)(10) Election in accordance with the provision of Section 338 of the IRC and the provisions of Treasury Regulation Section 1.338(h)(10)-1 (and any comparable provisions of state or local tax law) or any successor provision.

         Section 6.03 Indemnification for Breaches of Representations and Warranties. Crown and Newco, on the one hand, and NCC, on the other, shall indemnify and hold each other harmless from any loss, claim or damage arising out of a breach or breaches of representations and warranties set forth in
Article IV hereof.

         Section 6.04 Activities Following Closing; Indemnification. Notwithstanding anything in this Agreement to the contrary and without limiting the generality of this Agreement, Crown and Newco acknowledge and agree that, as a result of the Transaction, Crown and Newco shall assume all of Merchants' obligations under any agreements between Merchants and FNMA, GNMA, HUD and the Indiana Housing Authority, respectively, as set forth on Schedule 4.02(b) hereof and shall assume all of the contingent liability of Merchants, existing as of the Closing and thereafter, arising respectively out of the loss sharing obligations of DUS (including but not limited to any guaranty fee obligations) or the co-insurance program with HUD or the guaranty fee obligations with respect to Merchants' Muni Mae Loan Servicing Portfolio. Crown and Newco shall indemnify and hold NCC and its Affiliates harmless from any loss, claim or damage arising out of such contingent liability or arising out of the conduct of the business of Merchants after the Closing Date or any other activity of Crown, Newco or Merchants, or their Affiliates, occurring after the Closing Date.

         Section 6.05 Crown Financial Information. Crown agrees to promptly provide such financial information relating to Crown and its Affiliates as may be reasonably requested by NCC from time to time as long as NCC owns any of the Series B Preferred Stock or Series C Convertible Preferred Stock. Crown and NCC agree that, for so long as Crown is a public company, this covenant shall be satisfied by Crown delivering to NCC, as and when filed, copies of filings Crown makes to the Securities and Exchange Commission or to other governmental entities which are otherwise publicly available.

         Section 6.06 Heritage Apartments Loan. Crown and Newco agree and acknowledge that NCC will retain the right to pursue any collection efforts regarding the Heritage Apartments commercial loan (which loan is not part of the Loan Servicing Portfolio) and will be entitled to retain any amounts recovered in such collection efforts. Crown and Newco agree to take or cause Merchants to take any reasonable actions after the Closing (e.g. endorsing to NCC any check made payable to Merchants) to facilitate NCC's receipt of any such collection proceeds.

         Section 6.07 Settlement of Advances. At the Closing, Newco shall reimburse NCC for any advance described in Section 4.02(q). If Newco is not reimbursed for such advance by the borrower within sixty (60) days after the Closing Date, then NCC will reimburse Newco the amount of the advance upon demand. Thereafter, if Newco comes to receive the advance from the borrower, it shall promptly forward the same to NCC.

         Section 6.08 Release of Current Merchants Letter of Credit. Immediately after the Closing, Crown and Newco shall execute all appropriate documents and agreements with FNMA and the Custodian with respect to the DUS program and shall post with the Custodian collateral in the form and manner required by FNMA and the Custodian to collateralize their obligations under the DUS program. Crown and Newco shall immediately forward such signed documents, agreements and collateral to the Custodian and shall immediately take and perform all other necessary and appropriate actions to enable the Custodian to release and cancel the original, current Merchants Irrevocable Letter of Credit No. SB-036107 issued by NBD Bank, N.A. in the amount of $2,500,000 in favor of FNMA.

         Section 6.09 Performance of Certain Year-End Obligations. Crown and Newco agree to timely prepare and file the requisite Internal Revenue Service Forms 1098 and 1099 for 1996 relating to the borrowers of loans serviced by Merchants during calendar year 1996 and to timely prepare and file with HUD, FNMA and GNMA the requisite audited financial statements for Merchants for calendar year 1996. Crown and Newco shall be responsible for all costs and expenses involved in preparing and filing such forms and financial statements and agree to indemnify and hold NCC and its Affiliates harmless from any loss, claim or damage, including, but not limited to, any information reporting penalties, arising out of Crown's and Newco's failure to timely or accurately prepare and file such forms and financial statements. NCC, for and on behalf of itself and its Affiliates, agrees to cooperate with Crown and Newco as they discharge their responsibilities under this section and to provide Crown and Newco such access to or copies of data processing reports, financial records, loan histories or similar data as Crown or Newco may reasonably request.

                                  ARTICLE VII

                                  MISCELLANEOUS

         Section 7.01 Notices. Any notice, request or other document to be given under this Agreement to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy, reputable overnight courier or certified or registered mail, postage prepaid to the parties at the following addresses (or at such other address as a party may specify to the other parties in writing as provided herein):



                  If to Crown or Newco:

                           1251 Dublin Road
                           Columbus, Ohio 43215
                           Attention: Stephen W. Brown, Secretary
                           Telephone: 614/488-1169
                           Telecopy: 614/488-9780

                  If to NCC:

                           c/o Michael C. Rechin
                           One National City Center
                           Suite 200 E
                           Indianapolis, Indiana 46255
                           Telephone:  317/267-6267
                           Telecopy: 317/267-8899

                  with a copy to:

                           Chief Counsel, National City Bank of Indiana
                           One National City Center
                           Suite 845E
                           Indianapolis, Indiana 46255
                           Telephone: 317/267-7669
                           Telecopy: 317/267-3878

Any notice sent by telecopy shall be followed by a hard copy of such notice sent by United States first class mail, postage prepaid, or any other manner set forth above.

         Section 7.02 Survival of Representations, Warranties and Covenants. The representations and warranties contained in Article IV and the covenants contained in Article VI shall survive the Closing for a period of three years, provided however, that any and all representations and warranties relating to title to the Shares shall survive the Closing in perpetuity.

         Section 7.03 Entire Agreement; Amendment. This Agreement, including the Schedules and Exhibits to this Agreement, contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior oral and written agreements, memoranda, understandings and undertakings among the parties relating to the subject matter of this Agreement, except for that certain Confidentiality Agreement dated November 9, 1995 between Crown and Merchants which shall remain in effect until the Closing, or in perpetuity in the event this Agreement is terminated. This Agreement may be modified or amended only by a written instrument executed by or on behalf of all of the parties.

         Section 7.04 Brokers. The parties each acknowledge and represent to one another that no finder or broker has acted in connection with the Transaction and no one is entitled to receive a fee from any party to this Agreement other than NatCity Investments, Inc. who has acted on behalf of NCC and whose fee shall be paid by NCC.

         Section 7.05 Governing Law. This Agreement shall be governed by the laws of the state of Delaware, without regard to choice of law principles.

         Section 7.06 Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

         Section 7.07 Construction. The section and subsection headings used in this Agreement are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. As used in this Agreement, the masculine, feminine and neuter gender each includes the other, unless the context otherwise dictates.

         Section 7.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         Section 7.09 Termination.

         (a) Grounds for Termination. This Agreement shall terminate prior to the Closing Date: (i) if the Closing shall not have occurred on or prior to the earlier of (A) fifteen days following execution of this Agreement by all parties and Newco's receipt of the Regulatory Approvals set forth in Section 3.01(g)(i) and (ii) or (B) December 31, 1996, unless extended by mutual agreement of the parties; (ii) by consent of all the parties at any time prior to the Closing; (iii) by either Newco or NCC in the event any of the conditions to the Transaction of such party set forth in Article III are not met or cannot be met; or (iv) in the case of a material breach of this Agreement (including an anticipatory material breach) by NCC, on the one hand, or Newco or Crown, on the other hand (NCC and Newco/Crown are referred to as "non-breaching party" or "breaching party," as the case may be), by the non-breaching party if such breach or anticipatory breach is not cured or resolved to the satisfaction of the non-breaching party within thirty (30) days after receipt of written notice of such breach or anticipatory breach by the breaching party, which notice specifies the conduct, if any, required to cure such breach or anticipatory breach.

         (b) Effect of Termination. In the event this Agreement is terminated by mutual consent of the parties, there shall be no liability on the part of any party. If this Agreement is terminated by a party pursuant to Section 7.09(a)(i), (iii) or (iv), then the parties shall retain all rights and remedies available to them under this Agreement and applicable law.

         Section 7.10 Successors and Assigns; Assignability. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective legal representatives, successors and permitted assigns. This Agreement (i) shall not confer upon any Person other than the parties and their respective successors and permitted assigns any rights or remedies under this Agreement; and (ii) shall not be assignable by any party without the consent of all other parties.

         Section 7.11 Further Assurances. Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction.

         Section 7.12 Payment of Expenses. Each party shall be responsible for and shall pay all expenses incurred by such party in connection with the preparation, execution and delivery of this Agreement and the other agreements, actions and documents referred to or contemplated by this Agreement and the consummation of the Transaction.

         Section 7.13 Public Announcements. All parties to this Agreement agree that no party shall make any further public announcements, press releases or other public disclosure regarding the existence of this Agreement or the Transaction without first providing the other party with an opportunity to review and approve such announcement, release or disclosure, except to the extent any disclosure is required by law or any stock exchange regulation, in which case any such required disclosure shall be made only after consultation with the other party.

                        [Signatures appear on next page]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                     CROWN NORTHCORP, INC.

                                     By: /s/ Ronald E. Roark
                                        ------------------------------
                                     Name: Ronald E. Roark
                                     Title: Chairman and CEO

                                     CNC/DUS NEWCO, INC.

                                     By:  /s/ Ronald E. Roark
                                        ------------------------------
                                     Name: Ronald E. Roark
                                     Title: Chairman and CEO

                                     NATIONAL CITY CORPORATION

                                     By:
                                        ------------------------------
                                     Name:
                                     Title:

                                    EXHIBIT A

                         SERIES B PREFERRED STOCK TERMS

           A. DESIGNATION. There shall be a series of Preferred Stock to be known as Series B Non-Voting, Non-Convertible Preferred Stock, par value $0.01 per share (hereinafter referred to as "Series B Preferred Stock") consisting of 2,000 authorized shares. After the issuance of the Series B Preferred Stock and until the redemption of all of the outstanding shares thereof, the Corporation shall not authorize or issue any shares of common or preferred stock having rights or preferences with respect to liquidation or redemption that are senior to the rights and preferences of the Series B Preferred Stock with respect to such matters without having obtained the prior written consent of two-thirds of the holders.

           B. LIQUIDATION IN GENERAL. In the event of a Liquidation (defined below), the holders of record of Series B Preferred Stock shall be entitled to be paid in full the sum of $1,000 per share (the "Liquidation Preference") before assets of the Corporation shall be distributed among or paid over to the holders of Common Stock or other shares ranking junior to Series B Preferred Stock (the "Junior Securities") in the distribution of assets or upon the Liquidation of the Corporation. Written notice of a Liquidation, stating a payment date and the place where such payments shall be made, shall be given to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at such holder's address as shown on the records of the Corporation. The liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation's consolidation or merger with any other entity or group of entities, in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation, or the Corporation's sale or transfer of all or substantially all of the Corporation's assets, shall be deemed a "Liquidation" within the meaning of the provisions of this Section B.

           The Series B Preferred Stock shall rank in respect of the distribution of assets or upon the Liquidation of the Corporation, subject to the last sentence of this paragraph, on a parity with the Series A Convertible Preferred Stock, the Series C Convertible Preferred Stock and any other Senior Securities (as defined below). If upon any Liquidation, the net assets available for distribution to the holders of shares of the Series A Convertible Preferred Stock, Series B Preferred Stock and Series C Convertible Preferred Stock and subsequent series of Preferred Stock issued with rights equivalent to the Series A Convertible Preferred Stock, Series B Preferred Stock and Series C Convertible Preferred Stock (collectively referred to herein as the "Senior Securities") shall be insufficient to pay the holders of all of the outstanding shares of the Senior Securities the full amounts to which they respectively shall be entitled, the holders of such shares, without regard to classes or series, shall share in any distribution of assets in proportion to the amounts respectively due to them on payment in full. In the event of a Liquidation resulting from the Corporation's consolidation or merger with any other entity or group of entities in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation or the sale or transfer of all or substantially all of the Corporation's assets, the Series B Preferred Stock shall rank in respect of the distribution of assets prior to any other Senior Securities whose terms do not specifically include within the definition of "Liquidation" such consolidations, mergers or asset transfers.

           If at any time, or from time to time, the Corporation reduces the number of outstanding shares of Series B Preferred Stock by combining such shares into a smaller number of shares, the Liquidation Preference then in effect on the record date for such action shall be increased proportionately as of such record date. If at any time, or from time to time, the Corporation increases the number of outstanding shares of Series B Preferred Stock by subdividing such shares into a greater number of shares, the Liquidation Preference then in effect on the record date for such action shall be decreased proportionately as of such record date.

           C. NO DIVIDENDS. No dividends of any kind shall be paid in respect of the Series B Preferred Stock.

           D. REDEMPTION RIGHTS.

                   (i) Mandatory Redemption. Subject to the proviso set forth below, the Corporation shall be required to redeem by paying the Redemption Price (defined below) the following number of shares of Series B Preferred Stock on each respective date set forth below for such redemption:

    Number of Shares of Series B                    Date of Redemption
    ----------------------------                    ------------------
    Preferred Stock to be Redeemed
    ------------------------------

    500                                             December 31, 1997
    600                                             December 31, 1998
    900                                             December 31, 1999
    Any remaining unredeemed shares                 Closing Date of a Public
                                                    Offering of Common Stock
                                                    (an "Offering")

  Provided, however, that the Corporation shall not be required to redeem any shares of Series B Preferred Stock to the extent that, as a result of such redemption, the Corporation would fail to satisfy the now-current requirements for the Corporation to have a certain net worth in order for the Corporation to act as a loan servicer under the programs authorized for the Corporation by the Federal National Mortgage Association and in which the Corporation is now participating. If, on a particular redemption date as provided above, the total number of corresponding shares of Series B Preferred Stock cannot be redeemed due to the Corporation's inability to satisfy the foregoing net worth requirements after such redemption, the Corporation will redeem as many shares of Series B Preferred Stock on such redemption date that can be redeemed and still meet such net worth requirements.

           The "Redemption Price" for each share of Series B Preferred Stock shall be equal to the Liquidated Preference. The Redemption Price shall be paid in cash by wire transfer of immediately available funds to any holder of not less than one hundred (100) shares of Series B Preferred Stock to an account designated by such holder.

           The Corporation shall deposit Two Million Dollars ($2,000,000) in a non-interest bearing account (the "Deposit Account") at National City Bank of Indiana to secure the Corporation's obligations to redeem the Series B Preferred Stock. The holders of the shares of the Series B Preferred Stock shall have control over this Deposit Account to perfect their secured interest therein. The holders of the shares of Series B Preferred Stock shall be entitled to withdraw from the Deposit Account the Redemption Price on any outstanding shares of Series B Preferred Stock which the Corporation has failed to redeem on the respective dates set forth above provided however that, on a particular redemption date, the holders of the shares of Series B Preferred Stock shall be entitled to withdraw from the Deposit Account only an amount to effect such redemptions at the Redemption Price as will cause the Corporation to still meet the net worth requirements set forth above.

           The Corporation shall also cause to be pledged to National City Corporation as the holder of Series B Preferred Stock certain additional funds of the Corporation pursuant to a pledge agreement to be executed by the Corporation. National City Corporation, pursuant to a pledge agreement to be executed by the Corporation, will be entitled to exercise its rights and remedies as the pledgee of such certain additional funds in the event that funds in the Deposit Account are not maintained at certain designated levels.

           The Corporation shall also cause to be pledged to National City Corporation as the holder of Series B Preferred Stock, all of the shares of the Common Stock of the Corporation owned legally and beneficially by Tucker Holding Company, Ltd. ("Tucker") pursuant to a pledge agreement to be executed by Tucker. National City Corporation, not earlier than the tenth business day following a redemption date, will be entitled to exercise its rights and remedies as the pledgee of such shares of Common Stock, including realizing upon such shares for payment of any unpaid Redemption Price of any outstanding shares of Series B

  Preferred Stock in the event the Corporation has failed to redeem outstanding Shares of Series B Preferred Stock, in whole or in part, on a redemption date.

           In the event that any date set for redemption is not a business day, then such redemption shall occur on the next following business day.

           (ii) Voluntary Redemption. All or part of the outstanding shares of Series B Preferred Stock are subject to redemption, at the option of the Corporation, at a price equal to the Redemption Price upon two (2) business days prior written notice to the holders of Series B Preferred Stock, specifying the aggregate number of shares of Series B Preferred Stock being called for redemption and the date of such redemption. The Corporation shall give notice of any voluntary redemption to the holders of shares of Series B Preferred Stock by first class mail, postage prepaid or by overnight courier delivery with such notice to be given not less than two business days before the date of such redemption. In the event that any voluntary redemption is for less than all of the outstanding shares of Series B Preferred Stock, then such redemption shall be made on a pro rata basis from all holders of shares of Series B Preferred Stock. On the date of any redemption, the holders of shares of Series B Preferred Stock shall be paid in cash for the shares being so redeemed upon surrender to the Corporation of certificate(s) evidencing such shares.

           E. CONVERSION RIGHTS.

           The shares of the Series B Preferred Stock are non-convertible.

           F. VOTING RIGHTS.

          The Shares of the Series B Preferred Stock shall have no voting rights with respect to directors of the Corporation or any other matter requiring stockholder approval except with respect to those matters requiring separate class votes as mandated by the laws of the State of Delaware.

           G. PREEMPTIVE RIGHTS. The holders of the shares of Series B Preferred Stock shall have no preemptive rights.

                                    EXHIBIT B

                   SERIES C CONVERTIBLE PREFERRED STOCK TERMS

            A. DESIGNATION. There shall be a series of Preferred Stock to be known as Series C Non-Voting, Convertible Preferred Stock, par value $0.01 per share (hereinafter referred to as "Series C Convertible Preferred Stock") consisting of 500 authorized shares. After the issuance of the Series C Convertible Preferred Stock and until the redemption of all of the outstanding shares thereof, the Corporation shall not authorize or issue any shares of common or preferred stock having rights or preferences with respect to payment of dividends, liquidation or redemption that are senior to the rights and preferences of the Series C Convertible Preferred Stock with respect to such matters without having obtained the prior written consent of two-thirds of the holders.

           B. LIQUIDATION IN GENERAL. In the event of a Liquidation (defined below), the holders of record of Series C Convertible Preferred Stock shall be entitled to be paid in full the sum of $1,000 per share (the "Liquidation Preference") before assets of the Corporation shall be distributed among or paid over to the holders of Common Stock or other shares ranking junior to Series C Convertible Preferred Stock (the "Junior Securities") in the distribution of assets or upon the Liquidation of the Corporation. Written notice of a Liquidation, stating a payment date and the place where such payments shall be made, shall be given to the holders of record of Series C Convertible Preferred Stock, such notice to be addressed to each such holder at such holder's address as shown on the records of the Corporation. The liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation's consolidation or merger with any other entity or group of entities, in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation, or the Corporation's sale or transfer of all or substantially all of the Corporation's assets, shall be deemed a "Liquidation" within the meaning of the provisions of this Section B.

            The Series C Convertible Preferred Stock shall rank in respect of the distribution of assets or upon the Liquidation of the Corporation, subject to the last sentence of this paragraph, on a parity with the Series A Convertible Preferred Stock, the Series B Preferred Stock and any other Senior Securities (as defined below). If upon any Liquidation, the net assets available for distribution to the holders of shares of the Series A Convertible Preferred Stock, the Series B Preferred Stock, the Series C Convertible Preferred Stock and subsequent series of Preferred Stock issued with rights equivalent to the Series A Convertible Preferred Stock, the Series B Preferred Stock and the Series C Convertible Preferred Stock (collectively referred to herein as the "Senior Securities") shall be insufficient to pay the holders of all of the outstanding shares of the Senior Securities the full amounts to which they respectively shall be entitled, the holders of such shares, without regard to classes or series, shall share in any distribution of assets in proportion to the amounts respectively due to them on payment in full. In the event of a Liquidation resulting from the Corporation's consolidation or merger with any other entity or group of entities in which the stockholders of the Corporation prior to such transaction do not own at least a majority of the voting capital stock of the surviving entity after the merger or consolidation or the sale or transfer of all or substantially all of the Corporation's assets, the Series C Convertible Preferred Stock shall rank in respect of the distribution of assets prior to any other Senior Securities whose terms do not specifically include within the definition of "Liquidation" such consolidations, mergers or asset transfers.

           If at any time, or from time to time, the Corporation reduces the number of outstanding shares of Series C Convertible Preferred Stock by combining such shares into a smaller number of shares, the Liquidation Preference then in effect on the record date for such action shall be increased proportionately as of such record date. If at any time, or from time to time, the Corporation increases the number of outstanding shares of Series C Convertible Preferred Stock by subdividing such shares into a greater number of shares, the Liquidation Preference then in effect on the record date for such action shall be decreased proportionately as of such record date.

           C. NON-CUMULATIVE DIVIDENDS. The holders of record of Series C Convertible Preferred Stock shall be entitled to quarterly cash dividends at the annual rate of eight percent (8%) per share of Series C Convertible Preferred Stock on the Liquidation Preference (the "Dividend Rate"). Such dividends shall not cumulate regardless of whether earned or payable. Such dividends shall be paid solely and only to the extent that corporate funds are legally available for the payment thereof and only to the extent that such dividends are declared payable by the Corporation's Board of Directors.

           In the event of a Liquidation, the holders of record of Series C Convertible Preferred Stock shall be entitled to be paid in full all dividends declared payable by the Corporation's Board of Directors before assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities. Before the Liquidation, the full amount of all unpaid dividends declared payable by the Corporation's Board of Directors on Series C Convertible Preferred Stock shall be paid before the declaration or setting apart for payment of any dividend or other distribution on Junior Securities. No dividend shall be paid, declared or set apart for payment on any Junior Securities unless the Corporation has paid all dividends on or in respect of all outstanding shares of Series C Convertible Preferred Stock which have been declared and are unpaid.

           With respect to the payment of dividends, the Series C Convertible Preferred Stock shall rank junior in priority to the payment of dividends on the Series A Convertible

  Preferred Stock and on parity with other Senior Securities (to the extent that dividends are due on such other Senior Securities), and senior in priority to all shares of Junior Securities.

           D. CONVERSION RIGHTS.

                    (i) Voluntary Conversion. The holder of each outstanding share of Series C Convertible Preferred Stock shall have the right during the Conversion Period (defined below), at such stockholder's option and on and subject to the terms and conditions hereinafter set forth, to convert such shares of Series C Convertible Preferred Stock into fully paid and nonassessable shares of Common Stock. Upon the conversion of Series C Convertible Preferred Stock, dividends relating to the shares of Series C Convertible Preferred Stock converted shall cease to cumulate and all preferences upon Liquidation shall cease. Each outstanding share of Series C Convertible Preferred Stock may, at the option of the holders thereof, be converted into six hundred sixty-six and sixty-seven hundredths (666.67) shares of Common Stock (the "Conversion Ratio"). The "Conversion Period" shall be a forty-five (45) consecutive calendar day period commencing on the Trigger Date (defined below). The "Trigger Date" is the last day of that thirty (30) calendar day period in which the average per share price of the Common Stock, as determined by the closing price on each day (i) on the OTC Bulletin Board ("OTCBB") administered by the National Association of Securities Dealers ("NASD"), as such closing price is shown on each day that the OTCBB is conducting business in the records of the NASD Research Department (or is available from any other reputable stock price reporting service) or (ii) if the Common Stock is listed on an exchange, then by the closing price on each day that the stock exchange on which the Common Stock is listed is conducting business, as such closing price is shown in The Wall Street Journal (or is available from any other reputable stock price reporting service), is equal to or exceeds one dollar and fifty cents ($1.50).

                   (ii) Method of Conversion. In order to exercise the voluntary conversion privilege provided in paragraph (i) above, each holder of Series C Convertible Preferred Stock shall, during the Conversion Period, surrender such holder's certificates representing Series C Convertible Preferred Stock at the Corporation's office or at such other place as shall be designated by the Corporation, duly endorsed to the Corporation. Upon the Corporation's receipt of such certificates, the Corporation shall issue certificates representing the appropriate number of shares of Common Stock in the respective names of the holders of Series C Convertible Preferred Stock or in the names of the holders' designees.

                   (iii) Fractional Shares. No fractional shares of Common Stock, or scrip representing a fractional share, shall be issued upon the conversion of any shares of Series C Convertible Preferred Stock pursuant to this section D. If more than one share of Series C Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Convertible

  Preferred Stock so surrendered. If any fractional interest in a share of Common Stock would otherwise be deliverable upon the conversion of any shares of Series C Convertible Preferred Stock, the Corporation shall pay, in lieu thereof, a cash payment equal to the fair market value of such fractional interest.

                   (iv) Adjustment of Number of Shares of Common Stock.

                            (a) Stock Dividends: Stock Splits. If the number of
                   shares of Common Stock outstanding at any time after the date of issuance of the shares of Series C Convertible Preferred Stock is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion Ratio shall be appropriately reduced so that the holder of any shares of Series C Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned immediately following such action had such shares of Series C Convertible Preferred Stock been converted immediately prior thereto.

                            (b) Combination of Shares. If the number of shares
                   of Common Stock outstanding at any time after the date of issuance of the shares of Series C Convertible Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then immediately after the effective date of such combination, the Conversion Ratio shall be appropriately increased so that the holder of any shares of Series C Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which such holder would have owned immediately following such action had such shares of Series C Convertible Preferred Stock been converted immediately prior thereto.

                   (v) Cancellation. All shares of Series C Convertible Preferred Stock which shall have been surrendered for conversion as herein provided in this Section D - Conversion Rights shall no longer be deemed to be outstanding and all rights with respect to such shares of Series C Convertible Preferred Stock, shall forthwith cease and terminate, except only the rights of the holders thereof to receive shares of Common Stock or other assets or property in exchange therefor and to receive the payment of accrued unpaid dividends thereon from the Corporation as funds become legally available for the payment thereof.

                   (vi) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the shares of Series C Convertible Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C Convertible Preferred Stock then outstanding.

           E. REDEMPTION RIGHTS.

                    (i) Mandatory Redemption. The Corporation shall be required to redeem by paying the Liquidation Preference plus the full amount of any unpaid dividends thereon declared payable by the Corporation's Board of Directors the following number of shares of Series C Convertible Preferred Stock on each respective date set forth below for such redemption:

    Number of Shares of Series C Convertible               Date of Redemption
    ----------------------------------------               ------------------
    Preferred Stock to be Redeemed
    ------------------------------

    One-half of the outstanding shares of
    Series C Convertible Preferred Stock                   December 31, 2001

    All remaining outstanding shares of
    Series C Convertible Preferred Stock                   December 31, 2002


           Such redemption payments shall be paid in cash by wire transfer of immediately available funds to an account designated by the holder of the Series C Convertible Preferred Stock.

           In the event that any date set for redemption is not a business day, then such redemption shall occur on the next following business day.

                   (ii) Voluntary Redemption. After the expiration of the Conversion Period, all or part of the outstanding shares of Series C Convertible Preferred Stock are subject to redemption, at the option of the Corporation, at a redemption price equal to the Liquidation Preference plus the full amount of any unpaid dividends thereon declared payable by the Corporation's Board of Directors. The Corporation shall give notice of any voluntary redemption specifying the aggregate number of shares of Series C Convertible Preferred Stock being called for redemption and the date of such redemption to the holders of shares of Series C Convertible Preferred Stock by first class mail, postage prepaid or by overnight courier delivery with such notice to be given not less than two business days before the date of such redemption. In the event that any voluntary redemption is for less than all of the outstanding shares of Series C Convertible Preferred Stock, then such redemption shall be made on a pro rata basis from all holders of shares of Series C Convertible Preferred Stock. On the date of any redemption, the holders of shares of Series C Convertible Preferred Stock shall be paid in cash for the shares being so redeemed upon surrender to the corporation of certificate(s) evidencing such shares.

           F. VOTING RIGHTS.

           Prior to conversion of the shares of Series C Convertible Preferred Stock to shares of Common Stock, the shares of the Series C Convertible Preferred Stock shall have no voting rights with respect to directors of the Corporation or any other matter requiring stockholder approval except with respect to those matters requiring separate class votes as mandated by the laws of the State of Delaware.

           G. ISSUE TAX. The issuance of certificates representing shares of Common Stock upon the conversion of Series C Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance, stock transfer or documentary stamp tax in respect thereof, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in the name other than that of the record holder of the Series C Convertible Preferred Stock that is being converted.

           H. PREEMPTIVE RIGHTS. The holders of the shares of Series C Convertible Preferred Stock shall have no preemptive rights.

                                    EXHIBIT C

                         338 (h) (10) ELECTION SCHEDULE

  Consideration for target stock                            $13,548,898

  Liabilities of Target corp.
       Loan loss reserve                                    $ 3,445,000
       Debt                                                 $   676,415
                                                            -----------
    Total liabilities                                       $ 4,121,415

  Tax liability on sale                                             N/A

  Other relevant items

      Aggregate Class III assets                            $ 2,511,474

      Intangible amortizable Class III assets
        Purchased servicing rights                          $ 1,133,474
           amortized as per FASB 122

                                  SCHEDULE 2.03

SERVFEE1.WK4           ANNUALIZED SERVICING FEE SCHEDULE              01/03/97

  MERCHANTS MORTGAGE PORTFOLIO - ADJUSTED FOR PAYOFFS

                                  PRIN BALANCE   SERV FEE         ANNUALIZED              Payoff Adjmnt

 EDGWOOD                             $141,628    0.2500%                 $354
 FALL CREEK                        $1,775,468    0.1000%               $1,775
 JACKSON PARK                      $1,249,357    0.1250%               $1,562
 WINDSOR PARK                      $2,965,741    0.1250%               $3,707               $11,553
 CROSS LAKES                       $7,044,022    0.2500%              $17,610
 DRAKE MANOR                         $641,554    0.2500%               $1,604
 CLOVERLEAF                        $1,280,396    0.2500%               $3,201
 CAMBRIDGE PLACE                   $2,737,634    0.1000%               $2,738
 BROADRIPPLE                       $1,550,722    0.2500%               $3,877               $12,082
 SUNCREST                          $3,340,824    0.1000%               $3,341
 BRAEBURN                         $10,660,203    0.2500%              $26,651
 SILVERTREE                        $2,839,793    0.5000%              $14,199
 WINDSONG                          $2,276,010    0.5000%              $11,380
 NORTHERNVIEW                      $1,802,973    0.5000%               $9,015               $28,094
 ENGLISH VILL                      $4,803,238    0.2500%              $12,008               $37,422
 WINTHROP NORTH                      $936,083    0.3750%               $3,510
 WINTHROP SOUTH                    $1,560,139    0.3750%               $5,851
 WINTHROP BRYAN                      $483,643    0.3750%               $1,814
 WINTHROP DEFIANC                  $1,189,606    0.3750%               $4,461
 WINTHROP FINDLAY                  $1,794,161    0.3750%               $6,728
 PARK GREENWOOD                    $4,005,858    0.2500%              $10,015
 EMERSON VILLAGE                   $7,255,465    0.2500%              $18,139               $56,527
 SOLON CLUB                        $3,993,359    0.3750%              $14,975
 MANN VILLAGE                      $4,938,072    0.2500%              $12,345
 LONVALE GARDENS                   $5,578,020    0.2500%              $13,945
 LANDMARK                          $4,551,509    0.2500%              $11,379               $35,460
 ALPINE VILLAGE                    $2,182,699    0.2500%               $5,457
 HERITAGE VILLAGE                  $3,024,817    0.2500%               $7,562
 WESTOWN                           $3,134,632    0.2500%               $7,837
 GEORGETOWN                        $4,886,243    0.2500%              $12,216               $38,068
 BUCKRIDGE                         $2,416,944    0.2500%               $6,042               $18,830
 WHITEHALL                         $1,449,529    0.2500%               $3,624
 BROOKHAVEN                        $7,678,381    0.2500%              $19,196
 BRISTOL SQUARE                    $5,228,953    0.2500%              $13,072
 CAMBRIDGE                         $1,822,714    0.2500%               $4,557               $14,201
 HIDDEN ACRES                      $2,869,950    0.2500%               $7,175
 BEVERLY HILL                      $3,026,888    0.2500%               $7,567
 BRIDGEDALE TERR                   $1,085,112    0.3750%               $4,069
 ENCLAVE                           $8,862,412    0.2500%              $22,156
 WEDGEWOOD                         $2,042,209    0.3750%               $7,658               $23,866
 THOMPSON VILLAGE                  $5,051,904    0.2500%              $12,630
 PORT CROSSING                     $3,093,362    0.2500%               $7,733
 BARRINGTON SQU                    $4,099,831    0.2500%              $10,250
 CARNABY VIL                       $4,747,955    0.2500%              $11,870
 ROUND BARN                        $3,455,864    0.1000%               $3,456
 WESTVIEW                            $986,242    0.1875%               $1,849
 FOUNTAIN PARK                    $17,794,105    0.6250%             $111,213
 DOERCHESTER                       $7,227,791    0.2500%              $18,069
                                                                      -------               --------
 TOTAL FEE                                                           $521,440               $276,102

 PURCHASE PRICE                    $1,625,000                                             $1,348,898


MULTIPLIER                                                      3.12

                                  SCHEDULE 4.01

           1. Merchants Mortgage Corporation is a participating employer in various National City Corporation pension and welfare benefit plans as defined in Sections 3(2) and 3(1) of ERISA, respectively, maintained by National City Corporation.

           2. Merchants Mortgage Corporation has assigned to National City Bank of Indiana that certain Concord Assets Group commercial loan that was previously 100% participated to National City Bank of Indiana.

           3. Merchants Mortgage Corporation is a party to a Purchase and Sale Agreement dated April 30, 1992 with National City Mortgage Co. which it will assign to National City Corporation or another Affiliate at or prior to the Closing. This Agreement relates to the sale of certain residential mortgage loan servicing from Merchants Mortgage Corporation to National City Mortgage Co.

           4. Merchants Mortgage Corporation is a party to a Cross-Default Agreement among Merchants, the Government National Mortgage Association ("GNMA") and Merchants' affiliate, National City Mortgage Co., dated November 23, 1994. Merchants will advise GNMA that as of the Closing, Merchants and National City Mortgage Co. are no longer affiliated companies.

           5. See GNMA Custodial Agreement with National City Bank, Kentucky described in Schedule 4.02(b) hereof.

                                  SCHEDULE 4.02

Foreign qualifications:

                 Illinois, Michigan and Ohio

Domestic qualifications:

                 Indiana

Authorized, issued and outstanding shares of Merchants

        1,000 shares authorized at no par value; 350 shares outstanding

Net Residential Loans - See attached

Contractual obligations - See attached

Governmental licenses, permits, approvals - See attached

Bank accounts; other banking relationships - See attached

Advances - See attached

HUD

1. Application for Approval and HUD Approval as Mortgagee dated 2/2/94 - Multifamily mortgage loans

2. Letter dated 2/13/87 issued by HUD re: Coinsurance Program approval

3. Letter dated 1/09/84 issued by HUD re: Coinsurance Program approval

Indiana Housing Finance Authority

1. Mortgage Servicing Agreement dated August 31, 1982 among The Indiana National Bank, as Trustee, Indiana Housing Finance Authority, Merchants Mortgage Corporation and Fall Creek Village I.

Other

1. Letter dated August 14, 1979 from the Federal Reserve Bank of Chicago authorizing Merchants Mortgage Corporation's activities as a subsidiary of Merchants National Corporation (predecessor in interest to National City Corporation) and various approval letters from the Federal Reserve subsequent thereto, for example, to expand its geographic scope and to engage in equity financing.

Merchants Mortgage Corporation Software and Equipment Agreements

1. Software License Agreement dated 11/17/95 between Merchants Mortgage Corporation and Synergy Software, Inc.

2. Rider to License Agreement (Source Code Escrow)

3. Participating Licensee Acceptance (Attachment to Source Code Escrow Master Agreement)

4. Addendum to Software License Agreement and Rider to Software License Agreement dated 11/27/95

5. Rider to Software License Agreement dated 11/17/95

                                SCHEDULE 4.02(a)

                              Net Residential Loans
                              ---------------------

                                                                                Outstanding As of
                                                                                -----------------
    Name of Borrower                               Loan No.                       June 28. 1996
    ----------------                               --------                       -------------

    Tucker                                          8137691                       $340.270.96
    McEntyre                                        8129423                       $ 64,635.94

          The foregoing loans were sold by Merchants Mortgage Corporation to its affiliate, National City Bank of Indiana, on or about July 5, 1996.

                                Schedule 4.02(b)

      Contractual Obligations and Governmental Licenses, Permits, Approvals

  FNMA

   1. Federal National Mortgage Association Mortgage Servicing Contract effective 11/28/79

   2. Federal National Mortgage Association Mortgage Selling Contract effective 11/28/79

   3. The foregoing Servicing Contract and Selling Contract were apparently combined into a single Mortgage Selling and Servicing Contract dated January 7, 1983.

   4. Addendum to Mortgage Selling and Servicing Contract effective June 26, 1984 (to sell and service Conventional Multifamily mortgage loans to FNMA)

   5. Letter dated April 19, 1995 issued by FNMA re: Prior Approval lender approval

   6. Various letters from FNMA regarding authorization for Custodial Accounts

   7. Merchants Mortgage Corporation's DUS Contract, DUS Loss Sharing Agreement and DUS Reserve Agreement are more specifically described in Section 1.01 of the Stock Purchase Agreement of which this Schedule is a part.

  GNMA

   1. Government National Mortgage Association Selling Contract effective November 28, 1979

   2. Government National Mortgage Association Servicing Contract effective November 28, 1979

   3. Custodial Agreement for Mortgage-Backed Securities dated 1/13/94 between Merchants Mortgage Corporation and National City Bank, Kentucky with GNMA approval of 2/10/94

   4. GNMA Approval for Commitment to Guarantee Mortgage-Backed Securities dated February 18, 1994

   5. GNMA Approval for Merchants Mortgage Corporation as Issuer of Multi-Family Mortgage-Backed Securities dated March 17, 1983

  HUD

   1. Application for Approval and HUD Approval as Mortgagee dated 2/2/94-Multifamily mortgage loans

   2. Letter dated 2/13/87 issued by HUD re: Coinsurance Program approval

   3. Letter dated 1/09/84 issued by HUD re: Coinsurance Program approval

 Indiana Housing Finance Authority

   1. Mortgage Servicing Agreement dated August 31, 1982 among The Indiana National Bank, as Trustee, Indiana Housing Finance Authority, Merchants Mortgage Corporation and Fall Creek Village I.


  Other

   1. Letter dated August 14, 1979 from the Federal Reserve Bank of Chicago authorizing Merchants Mortgage Corporation's activities as a subsidiary of Merchants National Corporation (predecessor in interest to National City Corporation) and various approval letters from the Federal Reserve subsequent thereto, for example, to expand its geographic scope and to engage in equity financing.

  Merchants Mortgage Corporation Software and Equipment Agreements

   1. Software License Agreement dated 11/17/95 between Merchants Mortgage Corporation and Synergy Software. Inc.

   2. Rider to License Agreement (Source Code Escrow)

   3. Participating Licensee Acceptance (Attachment to Source Code Escrow Master Agreement)

   4. Addendum to Software License Agreement and Rider to Software License Agreement dated 11/27/95

   5. Rider to Software License Agreement dated 11/17/95

   6. Oral agreement with Automated Business Machines, Inc. for maintenance of Check Protector equipment

  The foregoing software and equipment agreements will not be assumed by Crown or Newco. National City Corporation or an affiliate will retain or terminate such agreements.

  Letter of Credit - $2,500,000 - issued by NBD Bank, N.A.

   1. Irrevocable Letter of Credit No. SB-036107 in the amount of $2,500,000.00 in favor of Federal National Mortgage Association expiring 6/1/97

   2. Reimbursement Agreement dated 5/5/93 between Merchants Mortgage Corporation and INB National Bank, a national banking association (predecessor of NBD Bank, N.A.)

   3. Amendment to Reimbursement Agreement dated 4/18/94

   4. Limited Continuing Guaranty dated 4/18/94 by National City Corporation

   5. Second Amendment to Reimbursement Agreement dated 4/14/95

   6. Third Amendment to Reimbursement Agreement dated 4/23/96

   The foregoing letter of credit, reimbursement agreement and guaranty will be terminated on or prior to Closing.

                                Schedule 4.02(c)
10/28/96                                                                 PAGE 1


 BK-ACCT             ACCT-DESCRIP                            MEMO-1                           MEM0-2
--------    --------------------------            --------------------------            ----------------
04014885    SERVICER CORPORATE ACCOUNT            MMC CORPORATE CASH ACCOUNT
05073812    DISBURSEMENTS CLEARING ACCOUNT        GNMA DISBURSEMENT CLEARING A/C
1223718     SPECIAL RESERVES                      520270    BRAEBURN                    INTEREST BEARING
1267512     PRIN/INT ONLY                         MUNI MAE P&I ACCOUNT
1290411     SPECIAL RESERVES                      565283    PARK GREENWOOD              INTEREST BEARING
1292419     PRIN/INT ONLY                         FNMA MBS/DUS P&I
1293117     SPECIAL RESERVES                      565234    WINTHROP SOUTH              INTEREST BEARING
1296813     SPECIAL RESERVES                      610667    ALPINE VILLAGE              INTEREST BEARING
1296910     SPECIAL RESERVES                      626820    BRISTOL SQUARE              INTEREST BEARING
2018414     DISBURSEMENTS CLEARING ACCOUNT
2291914     SPECIAL RESERVES                      588897    MANN VILLAGE                INTEREST BEARING
2298315     SPECIAL RESERVES                      626739    HERITAGE VILLAGE            INTEREST BEARING
2298412     SPECIAL RESERVES                      639195    BRIDGEDALE TERRACE          INTEREST BEARING
2344612     SPECIAL RESERVES                      436964    CROSS LAKES                 INTEREST BEARING
291314      SPECIAL RESERVES                      565226    WINTHROP NORTH              INTEREST BEARING
294010      SPECIAL RESERVES                      565259    WINTHROP DEFIANCE           INTEREST BEARING
297512      SPECIAL RESERVES                      565267    WINTHROP FINDLAY            INTEREST BEARING
300002876   RECEIPTS CLEARING ACCOUNT
3073911     PRIN/INT ONLY                         GNMA P&I ACCOUNT
3122914     SPECIAL RESERVES                      438234    VALENTI - HELD              INTEREST BEARING
3246612     SPECIAL RESERVES                      653980    THE ENCLAVE                 INTEREST BEARING
3246816     PRIN/INT ONLY                         FNMA DUS P&I ACCOUNT
3267811     ESCROWS ONLY                          MUNI MAE T&I ACCOUNT
3296510     SPECIAL RESERVES                      696740    THOMPSON VILLAGE            INTEREST BEARING
3296714     SPECIAL RESERVES                      626762    BUCKRIDGE                   INTEREST BEARING
337414      SPECIAL RESERVES                      696773    PORT CROSSING               INTEREST BEARING
35415       PRIN/INT ONLY                         INDIANA HOUSING P&I ACCOUNT
40088040    HOLDBACKS                             MANN VILLAGE - 0588897                OPERATING DEFICIT ESCROW
4074414     ESCROWS ONLY                          GNMA T&I ACCOUNT
4298119     SPECIAL RESERVES                      588848    SOLON CLUB                  INTEREST BEARING
500968867   SPECIAL RESERVES                      270488    FALL CREEK VILLAGE          INTEREST BEARING
501773331   HOLDBACKS                             270488    FALL CREEK VILLAGE          INTEREST BEARING
501773742   PRIN/INT ONLY                         NPA P&I ACCOUNT
501773755   SPECIAL RESERVES                      OPA REPLACEMENT RESERVES
501786360   SERVICER CORPORATE ACCOUNT            MMC CORPORATE ACCOUNT #2
502317592   HOLDBACKS                             INSURANCE LOSS

10/28/96                                                                 PAGE 2


BK-ACCT     ACCT-DESCRIP                MEMO-1                      MEMO-2
-------   ----------------   -----------------------------    ----------------
5118311   PRIN/INT ONLY      OPA P&I ACCOUNT
5296411   SPECIAL RESERVES   696799    BARRINGTON SQUARE      INTEREST BEARING
5296712   SPECIAL RESERVES   626747  WESTOWN                  INTEREST BEARING
5296819   SPECIAL RESERVES   626788    BROCKHAVEN ESTATES     INTEREST BEARING
5296916   SPECIAL RESERVES   525865    WINDSONG               INTEREST BEARING
5336012   SPECIAL RESERVES   707224  ROUNDBARN MANOR          INTEREST BEARING
6088217   SPECIAL RESERVES   263285    EDGEWOOD/TRAYMORE      INTEREST BEARING
6133719   ESCROWS ONLY       OPA T&I ACCOUNT
6248714   ESCROWS ONLY       FNMA DUS T&I ACCOUNT
6298515   SPECIAL RESERVES   638346    CAMBRIDGE APTS         INTEREST BEARING
6344919   SPECIAL RESERVES   626770    WHITEHALL MANOR        INTEREST BEARING
7290211   SPECIAL RESERVES   696815    CARNABY VILLAGE        INTEREST BEARING
8224613   SPECIAL RESERVES   449850    CLOVERLEAF             INTEREST BEARING
8294915   SPECIAL RESERVES   525857  SILVERTREE/EVERBROOK     INTEREST BEARING
8298717   SPECIAL RESERVES   638361    HIDDEN ACRES EAST      INTEREST BEARING
8298814   SPECIAL RESERVES   822239    DORCHESTOR VILLAGE     INTEREST BEARING
9035018   ESCROWS ONLY       INDIANA HOUSING T&I ACCOUNT
9223613   SPECIAL RESERVES   452862    BROADRIPPLE/WILRENE    INTEREST BEARING
9242212   SPECIAL RESERVES   762005    WESTVIEW APTS          INTEREST BEARING
9290316   SPECIAL RESERVES   565242    WINTHROP BRYAN         INTEREST BEARING
9296815   SPECIAL RESERVES   638403  BEVERLY HILLS            INTEREST BEARING

                                Schedule 4.02(d)

                                    Advances

           If principal and interest payments on FNMA loans are not paid by the 18th day of each month, Merchants must advance those payments to FNMA. Payments on the two (2) Burnworth loans in the Loan Servicing Portfolio are not usually received by Merchants until after the 18th and Merchants has therefore advanced those principal and interest payments to FNMA.

                                  SCHEDULE 5.01

Servicing Transfer of Loan Servicing Portfolio

        Data or Report                                     Format
        --------------                                     ------
        Trial Balances                                     Paper and diskette
        Escrow Trial Balances                              Paper and diskette
        Last Investor Remittance Reports                   Paper and diskette
        Screen Prints of Tax and Insurance
          Trailers                                         Paper
        12-month loan histories                            Paper and diskette
        For participations (if any) addresses,
          telephone numbers and wire instructions
          for participants                                 Paper